Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-74226) of JDS Uniphase Corporation of our report dated June 20, 2007, with respect to the statements of net assets available for benefits of the JDS Uniphase Corporation Employee 401(k) Retirement Plan as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, line 4i—schedule of assets (held at end of year) as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the JDS Uniphase Corporation Employee 401(k) Retirement Plan.

/s/ MOHLER NIXON & WILLIAMS
Mohler, Nixon & Williams
Accountancy Corporation

Campbell, California
June 20, 2007